                            SCHEDULE 14A INFORMATION

 CONSENT STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:


[ ]  Preliminary Consent Statement
[ ]  Confidential, for Use of the Commission only (as permitted by rule 14a-6(e)(2))
[ ]  Definitive Consent Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to sec.240.14a-11(c) or Rule 14a-12


                             WARNER-LAMBERT COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                  PFIZER INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[Pfizer Logo]                                          Exhibit 1
                                                       _________



December 16, 1999                                      William C. Steere, Jr.
                                                       Chairman of the Board and
                                                       Chief Executive Officer


Mr. Lodewijk de Vink
Chairman and CEO
Warner-Lambert Co.
201 Tabor Road
Morris Plains, NJ 07950

Dear Lodewijk,

In the six weeks since we made our proposal for a strategic combination with Warner-Lambert, there has been a clear recognition of how well our companies fit together and the immediate and long-term value that would be created for our respective shareholders.

The competitive advantages of combining Pfizer and Warner-Lambert are compelling, and we have a unique and important opportunity in front of us to combine the two fastest-growing companies in the global pharmaceutical industry and in the process create an even stronger joint enterprise.

Pfizer and Warner-Lambert share a proud tradition of medical breakthroughs and a commitment to delivering the next generation of cures for unmet medical needs. Certainly, our Lipitor partnership is an outstanding example of how close collaboration can benefit millions of patients around the world.

I believe that our proposal is the right choice for your shareholders and all the constituencies we serve, and in order to facilitate a discussion on its merits I am enclosing a copy of our proposed merger agreement.

Pfizer and Warner-Lambert combined will create a new competitive standard for our industry and we would be pleased to meet with you to make this a reality.

Sincerely,



William C. Steere, Jr.

cc: Board of Directors

                                                                       EXHIBIT 2
                                                                       _________

FOR IMMEDIATE RELEASE                                    CONTACT: ANDY MCCORMICK
DECEMBER 16, 1999                                                   212-573-1226

              PFIZER FILES CONSENT SOLICITATION MATERIALS WITH SEC
                  TO REPLACE WARNER-LAMBERT BOARD OF DIRECTORS

            "NO JUSTIFICATION" FOR BLOCKING SUPERIOR PFIZER OFFER
                      WHICH NOW REPRESENTS A 25% PREMIUM
   AND RECOMMENDING AHP DEAL WITH ANTI-SHAREHOLDER PROVISIONS, PFIZER SAYS

                                      ---

     COMBINING WITH AMERICAN HOME HURTS WARNER-LAMBERT'S BUSINESS PROSPECTS

                                      ---

       NEW SLATE OF INDEPENDENT DIRECTORS WOULD CONSIDER ALL OPTIONS FOR
                   TRANSACTION TO MAXIMIZE SHAREHOLDER VALUE


NEW YORK, New York, December 16, 1999 - Pfizer announced today it has filed materials with the Securities and Exchange Commission for its consent solicitation of the stockholders of Warner-Lambert Company.

Pfizer said there is simply no justification for the way the Warner-Lambert Board has acted, that the Warner-Lambert/AHP deal is clearly inferior to the Pfizer proposal. Pfizer also pointed out that merging with American Home actually hurts Warner-Lambert's financial performance and exposes Warner-Lambert shareholders to significant the economic uncertainty inherent in mass tort litigation.

Pfizer said it is taking this action because it believes the present Warner-Lambert Board has breached its fiduciary duty to the Warner-Lambert stockholders. The Board failed to consider a proposal from Pfizer that would provide a significant premium to Warner-Lambert shareholders, compared to the American Home Products transaction, and instead entered into a contract with AHP that contains coercive, anti-shareholder provisions. These provisions include: a "cross-option" agreement that prevents Pfizer and, in fact, ANY company EXCEPT AHP from using "pooling of interests" accounting; a poison pill that works


                                     -more-
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                                     - 2 -

against any company EXCEPT AHP; a $2 billion break-up fee; and an unusually long lock-up provision until November, 2000.

The business terms of the American Home merger are unfavorable to Warner-Lambert, Pfizer pointed out. In particular, American Home would substantially dilute the growth of Warner-Lambert. For example, earnings per share for Warner-Lambert increased 34% in the first three quarters of this year, while EPS for American Home declined 1%, excluding the 1999 special charges and a gain on a divested business in 1998. In other categories including projected average annual revenue growth, projected annual diluted EPS growth and pre-tax return on assets, American Home's performance is inferior to Warner-Lambert's.

In addition, the American Home agreement fails to provide reasonable protection for Warner-Lambert shareholders from unexpected liabilities related to American Home's "fen-phen" mass tort litigation. Warner-Lambert shareholders would bear 50% of this unknown liability.

Pfizer said that Warner-Lambert stockholders will be given the opportunity to remove the current Board and vote for a new slate of independent directors that would take all necessary and appropriate action to fully consider all other proposals and act in the stockholders' best interests.

Pfizer said that the consent solicitation will enable Warner-Lambert stockholders to adopt proposals to:

     - Remove the current directors of Warner-Lambert;

     - Reduce the size of the Warner-Lambert Board to seven members;

     - Require that any vacancies on the Warner-Lambert Board be filled by a majority vote of Warner-Lambert's stockholders;

     - Elect seven new, independent nominees as directors of Warner-Lambert; and

                                     -more-
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                                     - 3 -

     - Repeal any provisions or amendments of the Warner-Lambert by-laws adopted after April 1, 1999.

As replacements for the current Warner-Lambert Board of Directors, Pfizer presented a slate of seven highly-qualified executives, none of whom have any past or present affiliation with Pfizer. The nominees are James G. Brocksmith, Jr., 58, formerly Deputy Chairman of the Board and Chief Operating Officer of KPMG LLP; Wendell F. Bueche, 69, formerly Chief Executive Officer of IMC Global, Inc.; Robert M. Lichten, 59, Managing Director of Inter-Atlantic Capital Partners; Paul M. Meister, 47, Vice Chairman, Executive Vice President and
Chief Financial Officer of Fisher Scientific International, Inc.; Martin D. Payson, 63, private investor and Chairman of Latin Communications Group, Inc.; Thomas G. Plaskett, 56, Managing Director of Fox Run Capital Associates; and
Sir Barrie Stephens, 71, formerly Chairman and Chief Executive Officer of Invensys, PLC.

The nominees, if elected, will review all available options to provide the Warner-Lambert stockholders the opportunity to participate in the best transaction with a view to maximizing stockholder value. Pfizer said the merger with Warner-Lambert, in which Warner-Lambert stockholders would receive 2.5 shares of Pfizer common stock for each Warner-Lambert share, would combine the two fastest-growing pharmaceutical companies in the world. The merger would create an unparalleled global and commercial R&D platform with $28 billion in combined revenue, a $4 billion annual R&D budget, a broad and deep product portfolio with at least 15 products with $500 million in sales, expected annual earnings growth of 24% from 1999 to 2002, and a presence in all major therapeutic and geographic markets. As of 4:30 on December 16, 1999, the Pfizer proposal would result in a $17.06 per share or 25% premium ($14.6 billion in aggregate added value) to the Warner-Lambert stockholders compared to the American Home merger.

Based in New York City, Pfizer is a research-based, global pharmaceutical company. Pfizer is one of the largest and fastest-growing major pharmaceutical companies in the world with 1998 revenues


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                                      -4-

of $13.5 billion and estimated 1999 revenues of $16.2 billion.
Pfizer's estimate of increased revenue in 1999 would complete the 50th consecutive year of revenue growth in the company's history.

This press release contains some forward-looking statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Part 1 of our 1998 Form 10-K and in our periodic reports on Form 10-Q and Form 8-K which we incorporate by reference.

                  CERTAIN INFORMATION CONCERNING PARTICIPANTS

Pfizer and certain other persons named below may solicit the consent of stockholders pursuant to a stockholder action by written consent (the "Consent Solicitation") (a) to remove the current directors of Warner-Lambert, (b) to elect seven nominees (the "Nominees") as directors of Warner-Lambert and (c) to adopt the proposals to amend the by-laws of Warner-Lambert.

The participants in this solicitation may include the following executive officers and employees of Pfizer: William C. Steere, Jr. (Chairman of the Board and Chief Executive Officer), Henry A. McKinnell (President and Chief Operating Officer), John Niblack (Vice Chairman), C. L. Clemente (Executive Vice President
- Corporate Affairs, Secretary and Corporate Counsel), Paul S. Miller (Executive Vice President and General Counsel), David L. Shedlarz (Executive Vice President and Chief Financial Officer), Terence J. Gallgher (Vice President - Corporate Governance), Margaret M. Foran (Vice President - Corporate Governance), Dr. James M. Gardner (Vice President - Investor Relations), Ronald C. Aldridge (Director - Investor Relations), Kathleen M. Ulrich (Corporate Counsel) and Laura A. Chenoweth (Corporate Counsel).

Neither Lazard Freres & Co. LLC ("Lazard Freres") nor Merrill Lynch, and Co. ("Merrill Lynch"), the financial advisors to Pfizer, believes that it or any of its members, partners, directors, officers, employees or affiliates is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the Securities and Exchange Commission, or that Schedule 14A requires the disclosure of certain information concerning Lazard Freres or Merrill Lynch. However, Steven J. Golub and Stephen H. Sands (each a Managing Director), Jason A. Bernhard (a Vice President) and Robert Azeke (an Associate) of Lazard Freres and Jack Levy and Alan J. Biloski (each a Managing Director), James Boylan (a Vice President) and Tosa Ogbomo (an Associate) of Merrill Lynch, may assist Pfizer in the solicitation of consents of stockholders. Both Lazard Freres and Merrill Lynch engage in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business Lazard Freres and Merrill Lynch may trade securities of Warner-Lambert for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities. Lazard Freres has informed Pfizer that as of November 26, 1999, Lazard Freres held a long position of approximately 416,406 shares of Warner-Lambert common stock, and Merrill Lynch has informed Pfizer that as of December 10, 1999, Merrill Lynch held a net long position of approximately 21,145,860 shares of Warner-Lambert common stock.

As of the date of this communication, Pfizer is the beneficial owner of 100 shares of common stock, $1.00 par value of Warner-Lambert. Certain Pfizer pension plans own 74,900 shares of Warner-Lambert common stock. Martin D. Payson, a Nominee for election to the Warner-Lambert board of directors, is the beneficial owner of 1,500 shares of the common stock of Warner-Lambert.

Other than set forth herein, as of the date of this communication, neither Pfizer nor any of its respective directors, executive officers or other representatives or employees of Pfizer, any Nominees or other persons known to Pfizer who may solicit proxies has any security holdings in Warner-Lambert. Pfizer disclaims beneficial ownership of any securities of Warner-Lambert held by any pension plan or other employee benefits plan of Pfizer or by any affiliate of Pfizer.

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                                     - 5 -

Except as disclosed above, to the knowledge of Pfizer, none of Pfizer, the directors or executive officers of Pfizer, the employees or other representatives of Pfizer or the Nominees named above has any interest, direct or indirect, by security holding or otherwise, in Warner-Lambert.

                                   *  *  *  *